Exhibit 10.3

January 18, 2013

Stephen P. Bishop

Address on file with SeaCube Container Leasing, Ltd.

Dear Mr. Bishop:

This Letter Agreement sets forth the agreement made this 18th day of January, 2013, by and between SC Acquisitionco Ltd. (the “Amalgamated Corporation”), SeaCube Container Leasing, Ltd. (the “Company”) and Stephen Bishop (the “Executive”), a member of the management team of the Company, regarding the Executive’s employment with the Company in connection with the Agreement and Plan of Amalgamation dated January 18, 2013 by and among 2357575 Ontario Limited, an entity of Ontario Teachers’ Pension Plan Board (“OTPPB”), Amalgamated Corporation and the Company (the “Merger Agreement”).

In connection with the Closing, you will receive certain benefits including, but not limited to, accelerated vesting of your outstanding restricted shares of the Company. You acknowledge that through the closing of transactions contemplated by the Merger Agreement (the “Closing”), you will continue to remain bound by the terms of your existing employment agreement with the Company, dated May 18, 2010 (your “Employment Agreement”) attached hereto as Exhibit A. You hereby agree that you will not resign from the Company prior to the Closing. In accordance with the terms of this Letter Agreement, from and after the Closing, your employment with the Company will continue to be governed by the terms of your Employment Agreement, except that effective as of the Closing:

For purposes of Section 1(b), the base salary will be US$315,000.

For purposes of Section 1(c), the target for any Performance Bonus will be 50% of your base salary and the maximum will be 75% of your base salary.

Section 1(d) is deleted in its entirety and all cross references thereafter are modified accordingly.

The first sentence of Section 1(c) of your Employment Agreement is amended to remove the reference to Section 1(d).

In the first sentence of the definition of “Change in Control” in Section 1(g)(iii), “Seacastle Operating Company Ltd. (“Operating”)” is replaced with “Ontario Teachers’ Pension Plan Board (“OTPPB”),” and all references to “Operating” in such Section 1(g)(iii) are replaced with “OTPPB.”

You and the Company agree that effective as of Closing, the foregoing amendment will be treated as an amendment to your Employment Agreement. The Company will be instituting a new Key Employee Severance Plan, in which you will be a Tier II participant. You agree that this Letter Agreement constitutes assumption of your Employment Agreement and that “Good

Reason” is not triggered under your Employment Agreement or for purposes of the Key Employee Severance Plan by or as a result of the transactions contemplated by the Merger Agreement (including, without limitation, the Company’s equity not being publicly traded following the Closing).

You agree that from the date of Closing through the six-month anniversary of the Closing you will devote substantially all of your working time and efforts to the business and affairs of the Company and its affiliates and shall use your best efforts in such endeavors and shall not engage in activities that substantially interfere (individually or in the aggregate) with such performance. Additionally, you agree that if you resign from the Company for any reason prior to the six-month anniversary of the Closing, regardless of whether such resignation is with Good Reason, you shall not be entitled to the severance benefits provided in Section 1 of your Employment Agreement or under the Company’s Key Employee Severance Plan. On the six-month anniversary of the Closing, it is expected you will be terminated by the Company without Cause and, upon such termination, you will be entitled to the benefits provided under the Key Employee Severance Plan (but not the Employment Agreement, which provides lesser benefits than the Key Employee Severance Plan), provided you abide by the terms of this Letter Agreement and the terms of the Key Employee Severance Plan, including, without limitation, the provisions related to restrictive covenants and the execution of a release.

This Letter Agreement shall automatically become null and void in the event the Merger Agreement is terminated in accordance with its terms prior to the Closing occurring. In the event the Merger Agreement terminates prior to the Closing, all of the provisions of this Letter Agreement will terminate and there will be no liability of any kind under this letter. This Letter Agreement shall be governed by the law of the State of Delaware without regard to conflict of law principles.

We look forward to working with you. Please confirm your acceptance of the foregoing by countersigning below.

Sincerely, SC Acquisitionco Ltd.

By:	/s/ Lee Sienna
Name: Lee Sienna Title: Authorized Signatory

Accepted and Agreed as of the date hereof

/s/ Stephen Bishop
Stephen Bishop

SeaCube Container Leasing, Ltd.

By:	/s/ Lisa D. Leach
Name: Lisa D. Leach Title: Vice President & General Counsel

[Stephen Bishop Employment Side Letter Signature Page]

Exhibit A

Employment Agreement

See Exhibit 10.18 of Amendment No. 2 to SeaCube’s Registration Statement on Form S-1, filed with the SEC on May 20, 2010.

A-1